ISSUER FREE WRITING PROSPECTUS NO. 2422BI
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated April 22, 2015
Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$• Deutsche Bank AG Securities Linked to the Common Stock of Bank of America Corporation due on or about May 6, 2016
$• Deutsche Bank AG Securities Linked to the Common Stock of Best Buy Co., Inc. due on or about May 6, 2016
$• Deutsche Bank AG Securities Linked to the Common Stock of Noble Energy, Inc. due on or about May 6, 2016
$• Deutsche Bank AG Securities Linked to the Common Stock of PVH Corp. due on or about May 6, 2016
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). The Securities are designed for investors who want to express a neutral or moderately bullish view on the Underlying or who believe the Underlying will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the absolute value of the negative Underlying Return (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return.  In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. You will not receive coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Generally, the higher the Call Return Rate on the Securities, the greater the risk of loss on such Securities. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Call Return — If the Closing Price of the Underlying is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the price of the Underlying at maturity.

❑ Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Contingent Absolute Return. However, if Securities are not automatically called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date	April 28, 2015
	Settlement Date	April 30, 2015
	Observation Dates2	Quarterly
	Final Valuation Date2	May 2, 2016
	Maturity Date2, 3	May 6, 2016
1 Expected. 2 See page 4 for additional details. 3 372 days from the Settlement Date.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE RELEVANT UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS, UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS ADDENDUM BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering four separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”).  Each Security is linked to the performance of the common stock of a different company, and each may have a different Call Return Rate, Initial Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Initial Price and Trigger Price for each Security will be determined on the Trade Date. The performance of each Security will not depend on the performance of any other Security.
Underlying	Call Return Rate*	Initial Price	Trigger Price	CUSIP / ISIN
Common stock of Bank of America Corporation (Ticker: BAC)	6.00% - 8.00% per annum		85.00% of the Initial Price	25190H208 / US25190H2085
Common stock of Best Buy Co., Inc. (Ticker: BBY)	11.00% - 15.00% per annum		75.00% of the Initial Price	25190H307 / US25190H3075
Common stock of Noble Energy, Inc. (Ticker: NBL)	6.50% - 8.50% per annum		75.00% of the Initial Price	25190G739 / US25190G7390
Common stock of PVH Corp. (Ticker: PVH)	8.00% - 10.00% per annum		80.00% of the Initial Price	25190H109 / US25190H1095
* The Call Return increases the longer the Securities are outstanding, based on the per annum Call Return Rate. The potential Call Returns applicable to each Observation Date are set forth under “Indicative Terms — Call Price” in this free writing prospectus.
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012, the prospectus addendum dated December 24, 2014 and this free writing prospectus.
For the Securities linked to the common stock of Bank of America Corporation, the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.591 to $9.791 per $10.00 Face Amount of Securities.  For the Securities linked to the common stock of Best Buy Co., Inc., the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.556 to $9.756 per $10.00 Face Amount of Securities.  For the Securities linked to the common stock of Noble Energy, Inc., the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.540 to $9.740 per $10.00 Face Amount of Securities. For the Securities linked to the common stock of PVH Corp., the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.555 to $9.755 per $10.00 Face Amount of Securities.  The Issuer’s estimated value of each Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying product supplement BI, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Bank of America Corporation		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of Best Buy Co., Inc.		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of Noble Energy, Inc.		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of PVH Corp.		$$10.00		$$0.15		$$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures
Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) any transfer of the Securities to another entity, the amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus addendum dated December 24, 2014. Please read the risk factor “The Securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” in this free writing prospectus and see the accompanying prospectus addendum for further information.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005090/crt_dp33007-424b2.pdf
♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf
♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf
♦	Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.
The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.
If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or prospectus addendum, the terms described in this free writing prospectus shall control.
References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.
This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus, “Risk Factors” in the accompanying product supplement and prospectus addendum, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus, “Risk Factors” on page 6 of the accompanying product supplement and “Risk Factors” on page 2 of the accompanying prospectus addendum.
The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment in which you could have similar downside market risk as an investment in the Underlying.
♦     You believe the Closing Price of the Underlying will be greater than or equal to the Initial Price on any quarterly Observation Date, including the Final Valuation Date, or will not be less than the Trigger Price on the Final Valuation Date, which would fully expose you to the negative Underlying Return of the Underlying.
♦     You understand and accept that you will not participate in any increase in the price of the Underlying and you are willing to make an investment, the return of which is limited to the applicable Call Return if automatically called, or, if the Securities have not been automatically called, to the Contingent Absolute Return as limited by the Trigger Price.
♦     You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦     You would be willing to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus.
♦     You do not seek current income from this investment and are willing to forgo any dividends and any other distributions paid on the Underlying.
♦     You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date as set forth on the cover of this free writing prospectus, and are not seeking an investment for which there will be an active secondary market.
♦     You are willing to accept the risks associated with investments in equities generally and the applicable Underlying specifically.
♦     You are willing and able to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You cannot tolerate the loss of a significant portion or all of your investment or you are not willing to make an investment in which you could have similar downside market risk as an investment in the Underlying.
♦     You require an investment designed to provide a full return of your initial investment at maturity.
♦     You believe the Securities will not be automatically called and the Final Price will be less than the Trigger Price, which would fully expose you to the negative Underlying Return of the Underlying.
♦     You seek an investment that participates in any increase in the price of the Underlying or that has unlimited return potential.
♦     You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦     You would be unwilling to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus.
♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦     You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the Underlying.
♦     You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unwilling or unable to hold the Securities to the Maturity Date as set forth on the cover of this free writing prospectus, or seek an investment for which there will be an active secondary market.
♦     You are unwilling to accept the risks associated with investments in equities generally and the applicable Underlying specifically.
♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 1 year, subject to a quarterly automatic call
Trade Date1	April 28, 2015
Settlement Date1	April 30, 2015
Final Valuation Date1, 2	May 2, 2016
Maturity Date1, 2, 3	May 6, 2016
Underlyings	Common stock of Bank of America Corporation (Ticker: BAC) Common stock of Best Buy Co., Inc. (Ticker: BBY) Common stock of Noble Energy, Inc. (Ticker: NBL) Common stock of PVH Corp. (Ticker: PVH)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, on July 28, 2015, October 28, 2015, January 27, 2016 and May 2, 2016 (the “Final Valuation Date”)
Call Settlement Dates3	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate
The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed on the cover of this free writing prospectus (the actual Call Return Rate for each Security will be set on the Trade Date).

Call Price
The Call Price equals the Face Amount plus the product of the Face Amount and the applicable Call Return. The tables below reflect the Call Return ranges and corresponding Call Price ranges for each Underlying (the actual amounts for each will be determined on the Trade Date).

Securities linked to the common stock of Bank of America Corporation.
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price* (per $10.00 Face Amount of Securities)
July 28, 2015	July 30, 2015	1.500% to 2.000%	$10.1500 to $10.2000
October 28, 2015	October 30, 2015	3.000% to 4.000%	$10.3000 to $10.4000
January 27, 2016	January 29, 2016	4.500% to 6.000%	$10.4500 to $10.6000
May 2, 2016	May 6, 2016	6.000% to 8.000%	$10.6000 to $10.8000

Securities linked to the common stock of Best Buy Co., Inc.
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price* (per $10.00 Face Amount of Securities)
July 28, 2015	July 30, 2015	2.750% to 3.750%	$10.2750 to $10.3750
October 28, 2015	October 30, 2015	5.500% to 7.500%	$10.5500 to $10.7500
January 27, 2016	January 29, 2016	8.250% to 11.250%	$10.8250 to $11.1250
May 2, 2015	May 6, 2016	11.000% to 15.000%	$11.1000 to $11.5000

Securities linked to the common stock of Noble Energy, Inc.
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price* (per $10.00 Face Amount of Securities)
July 28, 2015	July 30, 2015	1.625% to 2.125%	$10.1625 to $10.2125
October 28, 2015	October 30, 2015	3.250% to 4.250%	$10.3250 to $10.4250
January 27, 2016	January 29, 2016	4.875% to 6.375%	$10.4875 to $10.6375
May 2, 2016	May 6, 2016	6.500% to 8.500%	$10.6500 to $10.8500

Securities linked to the common stock of PVH Corp.
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price* (per $10.00 Face Amount of Securities)
July 28, 2015	July 30, 2015	2.000% to 2.500%	$10.2000 to $10.2500
October 28, 2015	October 30, 2015	4.000% to 5.000%	$10.4000 to $10.5000
January 27, 2016	January 29, 2016	6.000% to 7.500%	$10.6000 to $10.7500
May 2, 2016	May 6, 2016	8.000% to 10.000%	$10.8000 to $11.0000
*The Call Return and Call Price for each of the Underlyings will be determined on the Trade Date.
Payment at Maturity (per $10.00 Face Amount of Securities)4
If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	For each Security: Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the Underlying Return. For example, if the Underlying Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Trigger Price
For the Securities linked to the common stock of Bank of America Corporation, 85.00% of the Initial Price.
For the Securities linked to the common stock of Best Buy Co., Inc., 75.00% of the Initial Price.
For the Securities linked to the common stock of Noble Energy, Inc., 75.00% of the Initial Price.
For the Securities linked to the common stock of PVH Corp., 80.00% of the Initial Price.
The actual Trigger Price for each Security will be determined on the Trade Date.

Closing Price
On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the then-current relevant Stock Adjustment Factor, as determined by the calculation agent.

Initial Price	The Closing Price of the relevant Underlying on the Trade Date.
Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	For each Underlying, the Initial Price is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:
For each Underlying, the Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, the Contingent Absolute Return feature does not apply and you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

1
In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date will be the second business day after the Observation Date as postponed.

4
The Contingent Absolute Return feature described herein supersedes the description of the Payment at Maturity in the accompanying product supplement BI when the Securities have not been automatically called and the Final Price is not less than the Trigger Price.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement and prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will repay the Face Amount at maturity and pay a return on the Face Amount equal to the absolute value of the negative Underlying Return. However, if the Securities are not automatically called on any quarterly Observation Date and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay a cash payment at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your entire investment at maturity.

♦
Limited Return Potential — If the Securities are automatically called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate as determined on the Trade Date, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately three months after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Underlying could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not automatically called and only if the Final Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. You will not receive the Contingent Absolute Return and will lose a significant portion or all of your initial investment if the Final Price is less than the Trigger Price. Furthermore, because the closing price of one share of the Underlying at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.

♦
The Contingent Absolute Return Feature and Any Contingent Repayment of Your Initial Investment Apply Only If You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is greater than the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Final Price of such Underlying could be less than the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive the applicable Call Return, which is based on the relevant Call Return Rate, could be as little as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment upon an automatic call or any repayment of the Face Amount per $10.00 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Securities May Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”).  The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.  Please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

♦
If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Single Stock Risk — Each Security is linked to the equity securities of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by Such Underlying Issuers — We are not affiliated with the Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦
We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦
Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the applicable Underlying Issuer, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time.  The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for an Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

The following hypothetical examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to a quarterly automatic call
Hypothetical Initial Price*:	$50.00
Hypothetical Trigger Price*:	$35.00 (70.00% of the Hypothetical Initial Price)
Hypothetical Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
July 28, 2015	July 30, 2015	2.5000%	$10.25
October 28, 2015	October 30, 2015	5.0000%	$10.50
January 27, 2016	January 29, 2016	7.5000%	$10.75
May 2, 2015	May 6, 2016	10.0000%	$11.00

*
Based on a hypothetical Call Return Rate of 10.00% per annum. The actual Initial Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security will be set on the Trade Date. If the actual Call Return Rate determined on the Trade Date is less than the hypothetical Call Return Rate of 10.00%, the actual Call Returns, Call Prices and the return on your Securities at maturity will be less than the amounts shown in the examples below.

Example 1 — The Closing Price of the Underlying on the first Observation Date is $60.00, which is greater than the Initial Price of $50.00 — the Securities are automatically called.

Because the Closing Price of the Underlying on the first Observation Date is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.25 per $10.00 Face Amount of Securities, representing a 2.50% return over the approximately three months the Securities were outstanding before they were automatically called.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $70.00 is greater than the Initial Price of $50.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Price is greater than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.00 per $10.00 Face Amount of Securities, representing a 10.00% return over the approximately one year term of the Securities.

Example 3 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $45.00 is greater than the Trigger Price of $35.00 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return)
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $30.00 is less than the Trigger Price of $35.00 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is less than the Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to the negative Underlying Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -40.00%) = $6.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, you will not receive the Contingent Absolute Return and your initial investment will be fully exposed to the negative Underlying Return. In this circumstance, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price and you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

Information about the Underlyings
All disclosures contained in this free writing prospectus regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Underlying contained in this free writing prospectus. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Bank of America Corporation
According to publicly available information, Bank of America Corporation is a financial institution that serves individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the symbol “BAC.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Bank of America Corporation, based on daily closing prices on the primary exchange for Bank of America Corporation, as reported by Bloomberg L.P. The closing price of Bank of America Corporation’s common stock on April 20, 2015 was $15.57. The actual Initial Price will be the Closing Price of Bank of America Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$14.37	$14.37
7/1/2010	9/30/2010	$15.67	$12.32	$13.11
10/1/2010	12/31/2010	$13.56	$10.95	$13.34
1/1/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/1/2011	12/31/2011	$7.35	$4.99	$5.56
1/1/2012	3/31/2012	$9.93	$5.80	$9.57
4/1/2012	6/30/2012	$9.68	$6.83	$8.18
7/1/2012	9/30/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/1/2013	3/31/2013	$12.78	$11.03	$12.18
4/1/2013	6/30/2013	$13.83	$11.44	$12.86
7/1/2013	9/30/2013	$14.95	$12.83	$13.80
10/1/2013	12/31/2013	$15.88	$13.69	$15.57
1/1/2014	3/31/2014	$17.92	$16.10	$17.20
4/1/2014	6/30/2014	$17.34	$14.51	$15.37
7/1/2014	9/30/2014	$17.18	$14.98	$17.05
10/1/2014	12/31/2014	$18.13	$15.76	$17.89
1/1/2015	3/31/2015	$17.90	$15.15	$15.39
4/1/2015	4/20/2015*	$15.82	$15.41	$15.57
* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through April 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Bank of America Corporation from April 20, 2010 through April 20, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 85.00% of $15.57, which was the closing price of Bank of America Corporation’s common stock on April 20, 2015. The actual Initial Price and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Best Buy Co., Inc.
According to publicly available information, Best Buy Co., Inc. is a provider of technology products, services and solutions.  Information filed by Best Buy Co., Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09595, or its CIK Code: 0000764478. The common stock of Best Buy Co., Inc. is traded on the New York Stock Exchange under the symbol “BBY.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Best Buy Co., Inc., based on daily closing prices on the primary exchange for Best Buy Co., Inc., as reported by Bloomberg L.P. The closing price of Best Buy Co., Inc.’s common stock on April 20, 2015 was $36.58. The actual Initial Price will be the Closing Price of Best Buy Co., Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2010	3/31/2010	$43.16	$35.40	$42.54
4/1/2010	6/30/2010	$48.58	$33.86	$33.86
7/1/2010	9/30/2010	$40.83	$31.39	$40.83
10/1/2010	12/31/2010	$44.86	$33.46	$34.29
1/1/2011	3/31/2011	$35.91	$28.72	$28.72
4/1/2011	6/30/2011	$32.48	$28.15	$31.41
7/1/2011	9/30/2011	$32.28	$23.30	$23.30
10/1/2011	12/31/2011	$28.37	$22.12	$23.37
1/1/2012	3/31/2012	$27.51	$23.23	$23.68
4/1/2012	6/30/2012	$23.64	$18.02	$20.96
7/1/2012	9/30/2012	$22.20	$16.93	$17.19
10/1/2012	12/31/2012	$18.40	$11.29	$11.85
1/1/2013	3/31/2013	$23.20	$11.59	$22.15
4/1/2013	6/30/2013	$28.06	$21.64	$27.33
7/1/2013	9/30/2013	$39.10	$28.47	$37.50
10/1/2013	12/31/2013	$44.33	$35.67	$39.88
1/1/2014	3/31/2014	$40.68	$22.72	$26.41
4/1/2014	6/30/2014	$31.04	$24.12	$31.01
7/1/2014	9/30/2014	$34.96	$29.03	$33.59
10/1/2014	12/31/2014	$39.69	$29.72	$38.98
1/1/2015	3/31/2015	$41.77	$34.04	$37.79
4/1/2015	4/20/2015*	$38.71	$36.46	$36.58
* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through April 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Best Buy Co., Inc. from April 20, 2010 through April 20, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 75.00% of $36.58, which was the closing price of Best Buy Co., Inc.’s common stock on April 20, 2015. The actual Initial Price and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Noble Energy, Inc.
According to publicly available information, Noble Energy, Inc. is an independent energy company engaged in worldwide crude oil, natural gas and natural gas liquids exploration and production. Information filed by Noble Energy, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07964, or its CIK Code: 0000072207. The common stock of Noble Energy, Inc. is traded on the New York Stock Exchange under the symbol “NBL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Noble Energy, Inc., based on daily closing prices on the primary exchange for Noble Energy, Inc., as reported by Bloomberg L.P. The closing price of Noble Energy, Inc.’s common stock on April 20, 2015 was $52.76. The actual Initial Price will be the Closing Price of Noble Energy, Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2010	3/31/2010	$39.52	$34.60	$36.50
4/1/2010	6/30/2010	$40.37	$28.12	$30.17
7/1/2010	9/30/2010	$38.55	$30.60	$37.55
10/1/2010	12/31/2010	$43.58	$37.87	$43.04
1/1/2011	3/31/2011	$49.00	$41.17	$48.33
4/1/2011	6/30/2011	$48.61	$41.71	$44.82
7/1/2011	9/30/2011	$49.84	$35.13	$35.40
10/1/2011	12/31/2011	$49.20	$34.29	$47.20
1/1/2012	3/31/2012	$52.29	$47.24	$48.89
4/1/2012	6/30/2012	$50.13	$38.80	$42.41
7/1/2012	9/30/2012	$48.39	$41.53	$46.36
10/1/2012	12/31/2012	$51.41	$45.09	$50.87
1/1/2013	3/31/2013	$58.23	$51.62	$57.83
4/1/2013	6/30/2013	$61.25	$53.25	$60.04
7/1/2013	9/30/2013	$67.77	$59.88	$67.01
10/1/2013	12/31/2013	$77.13	$64.80	$68.11
1/1/2014	3/31/2014	$71.14	$61.19	$71.04
4/1/2014	6/30/2014	$79.23	$69.34	$77.46
7/1/2014	9/30/2014	$76.34	$66.49	$68.36
10/1/2014	12/31/2014	$66.79	$43.00	$47.43
1/1/2015	3/31/2015	$50.81	$41.52	$48.90
4/1/2015	4/20/2015*	$53.47	$48.87	$52.76
* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through April 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Noble Energy, Inc. from April 20, 2010 through April 20, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 75.00% of $52.76, which was the closing price of Noble Energy, Inc.’s common stock on April 20, 2015. The actual Initial Price and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

PVH Corp.
According to publicly available information, PVH Corp. is an apparel company that designs and markets branded clothing. Information filed by PVH Corp. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07572, or its CIK Code: 0000078239. The common stock of PVH Corp., Inc. is traded on the New York Stock Exchange under the symbol “PVH.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of PVH Corp., based on daily closing prices on the primary exchange for PVH Corp., as reported by Bloomberg L.P. The closing price of PVH Corp.’s common stock on April 20, 2015 was $103.75. The actual Initial Price will be the Closing Price of PVH Corp.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2010	3/31/2010	$57.36	$38.60	$57.36
4/1/2010	6/30/2010	$67.08	$45.75	$46.27
7/1/2010	9/30/2010	$60.16	$43.01	$60.16
10/1/2010	12/31/2010	$71.23	$59.50	$63.01
1/1/2011	3/31/2011	$65.20	$56.53	$65.03
4/1/2011	6/30/2011	$71.54	$61.72	$65.47
7/1/2011	9/30/2011	$75.29	$51.47	$58.24
10/1/2011	12/31/2011	$75.81	$56.23	$70.49
1/1/2012	3/31/2012	$90.83	$71.22	$89.33
4/1/2012	6/30/2012	$92.35	$72.70	$77.79
7/1/2012	9/30/2012	$94.79	$74.47	$93.72
10/1/2012	12/31/2012	$116.46	$91.50	$111.01
1/1/2013	3/31/2013	$125.07	$106.81	$106.81
4/1/2013	6/30/2013	$126.26	$103.85	$125.05
7/1/2013	9/30/2013	$134.39	$118.51	$118.69
10/1/2013	12/31/2013	$136.02	$115.21	$136.02
1/1/2014	3/31/2014	$137.62	$115.04	$124.77
4/1/2014	6/30/2014	$133.66	$114.04	$116.60
7/1/2014	9/30/2014	$128.38	$107.87	$121.15
10/1/2014	12/31/2014	$128.17	$110.75	$128.17
1/1/2015	3/31/2015	$126.34	$94.35	$106.56
4/1/2015	4/20/2015*	$111.05	$103.74	$103.75
* As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through April 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of PVH Corp. from April 20, 2010 through April 20, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 80.00% of $103.75, which was the closing price of PVH Corp.’s common stock on April 20, 2015. The actual Initial Price and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your Securities should be short-term capital gain or loss unless you have held the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.